Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Investors Trust

We consent to the use of our reports dated February 27, 2009, incorporated herein by reference, to ING Franklin Income Portfolio, ING MFS Total Return Portfolio, ING T. Rowe Price Capital Appreciation Portfolio, ING PIMCO Global Advantage Bond Portfolio, ING PIMCO Total Return Bond Portfolio (formerly, ING PIMCO Core Bond Portfolio), ING Artio Foreign Portfolio (formerly, ING Julius Baer Foreign Portfolio), ING Clarion Global Real Estate Portfolio (formerly, ING Global Real Estate Portfolio), ING Global Resources Portfolio, ING JPMorgan Emerging Markets Equity Portfolio, ING Marsico International Opportunities Portfolio, ING Multi-Manager International Small Cap Portfolio, ING Templeton Global Growth Portfolio, ING Van Kampen Global Franchise Portfolio, ING Van Kampen Global Tactical Asset Allocation Portfolio, ING Liquid Assets Portfolio, ING AllianceBernstein Mid Cap Growth Portfolio, ING BlackRock Large Cap Growth Portfolio, ING Evergreen Health Sciences Portfolio, ING Evergreen Omega Portfolio, ING FMRSM Diversified Mid Cap Portfolio, ING Focus 5 Portfolio, ING Franklin Mutual Shares Portfolio, ING Janus Contrarian Portfolio, ING Marsico Growth Portfolio, ING MFS Utilities Portfolio, ING Oppenheimer Main Street Portfolio®, ING Pioneer Mid Cap Value Portfolio, ING T. Rowe Price Equity Income Portfolio, ING T. Rowe Price Personal Strategy Growth Portfolio, ING Van Kampen Capital Growth Portfolio, ING Van Kampen Growth and Income Portfolio, each a series of ING Investors Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 28, 2009